SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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MidSouth Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

Board of Directors of MidSouth Bancorp, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 25, 2007

We will hold our annual shareholders meeting on Wednesday, May 30, 2007, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Blvd., Lafayette, Louisiana 70501, where we will vote upon:
1.	The election of directors.

2.	MidSouth's 2007 Omnibus Incentive Compensation Plan

3.	Such other matters as may properly come before the meeting or any adjournments.

If you are listed on our books as the holder of record of our common stock on March 31, 2007, you are entitled to notice of and to vote at the meeting.

Your vote is important regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO COME TO THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED BY NOTICE TO OUR SECRETARY AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS

Karen L. Hail
Secretary

This Page Intentionally Left Blank

MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our stockholders to solicit on behalf of our Board proxies to use at our annual shareholders meeting to be held on Wednesday, May 30, 2007, at the time and place shown in the accompanying notice and at any adjournments thereof. This Statement is first being mailed to shareholders on or about April 25, 2007.

Only holders of our stock on our books at the close of business on March 31, 2007, are entitled to notice of and to vote at the Meeting. On that date we had outstanding 6,393,580 shares.

The presence, in person or by proxy, of holders of a majority of our Stock is needed to make up a quorum; if a quorum is present, directors are elected by plurality vote and our stock plan must be approved by a majority of the votes cast. With respect to any other proposal, however, if the Board has recommended it by a majority of our Continuing Directors, as defined in our Articles of Incorporation, then, generally, the vote of a majority of the votes cast is required to approve it, and if it is not so recommended, then the vote of 80% of the Total Voting Power, as defined in the Articles, is required to approve it. The Continuing Directors will appoint the Judge(s) of Election, and all questions as to voter qualification, proxy validity and accepting or rejecting votes will be decided by the Judge(s).

Abstentions or broker non-votes will not have any effect on the election of directors. On any other proposal, abstentions and broker non-votes will be counted as votes not cast and will have no effect on any proposal that needs a majority of votes cast to approve it and will have the effect of a vote against any proposal that needs the vote of a percentage of the Total Voting Power.

All proxies received in the enclosed form will be voted as you specify and, unless you specify to the contrary, will be voted for the election of the persons named herein and for our Plan . We do not know of anything else to be presented at the Meeting other than the election and our Plan, but if anything else does come up the persons named in the enclosed proxy will vote the shares covered by the proxy according to their best judgment.

A proxy may be revoked by you at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy with a later date. If you vote in person in a manner inconsistent with a proxy previously filed by you , you will be deemed to have revoked the proxy as to the matters you voted on in person.

The cost of soliciting proxies will be borne by us. In addition to the mail, proxies may be solicited by personal interview, telephone, telegraph, facsimile, internet, and e-mail. Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

ELECTION OF DIRECTORS

Our Articles provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class II Directors will be elected to serve until the 2010 annual meeting. Additionally, two new nominees who have served on the Bank's Board will be on the ballot. One will be elected for the Class I Directors to serve until the 2009 annual meeting and the second will be elected for the Class III Directors to serve until the 2008 annual meeting.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class II director nominees, one Class I director nominee and one Class III director nominee all named below. If for some reason we do not anticipate one or more nominees cannot be a candidate at the Meeting, the shares will be voted in favor of such other persons as the Board chooses. Directors will be elected by plurality vote.

Other than the Board, only shareholders who have complied with the procedures of Article IV (H) of our Articles may nominate a person for election. To do so, you must have given us written notice by December 17, 2006, of the following:

(1) as to each person whom you propose to nominate:

(a) his or her name, age, business address, residence address, principal occupation or employment,

(b) the number of shares of our stock of which the person is the beneficial owner and

(c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and

(2) as to you:

(a) your name and address

(b) the number of shares of our Stock of which you are the beneficial owner and

(c) a description of any agreements, arrangements or relationships between you and each person you want to nominate.

Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that you have not complied with Article IV(H), your nomination will be disregarded.

The following table gives information as of March 31, 2007, about each director nominee and each other director. Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years. The Board recommends a vote FOR each of the six nominees named therein.

Director Nominees for terms to expire in 2010 (Class II Directors)

Name	Age	Principal Occupation	Year First Became Director

Will Charbonnet, Sr.	59	Our Chairman of the Board; Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, Inc.	1984
Clayton Paul Hilliard	81	President of Badger Oil Corporation, Badger Oil & Gas Ltd., Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, LLC	1984
Stephen C. May	58	Publisher -The Independent Weekly,	2002
Joseph V. Tortorice, Jr.	57	CEO, Deli Management, Inc.; Chairman of the Board of MidSouth Bank-Texas, our wholly-owned subsidiary	2004

Director Nominee for term to expire in 2009 (Class I Directors)

Name	Age	Principal Occupation	Year First Became Director

Timothy J. Lemoine	56	Consultant and Investor	2007

Director Nominee for term to expire in 2008 (Class III Directors)

Name	Age	Principal Occupation	Year First Became Director

R. Glenn Pumpelly	48	President/C.E.O. Pumpelly Oil Company, LLC	2007

Directors whose terms expire in 2008 (Class III Directors)

Name	Age	Principal Occupation	Year First Became Director

James R. Davis, Jr.	54	President, Davis/Wade Financial Services, L.L.C.; Chairman of our Audit Committee and our Lead Director	1991
Karen L. Hail	53	Our Senior Executive Vice President and Chief Operations Officer	1988
Milton B. Kidd, III, O.D.	58	Optometrist, Kidd Vision Centers, Kidd and Associates, LLC	1996

Directors whose terms to expire in 2009 (Class I Directors)

Name	Age	Principal Occupation	Year First Became Director

C. R. Cloutier	60	Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank, N.A.	1984
J. B. Hargroder, M.D.	76	Physician, retired; Vice Chairman of our Board	1984
William M. Simmons	73	Investor	1984
___________________

Corporate Governance

Shareholder, Board and Committee Meetings.  During 2006, the Board had thirteen meetings and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member. While we encourage all Board members to come to annual shareholder meetings, there is no formal policy as to their attendance. It is a rare occasion, however, when all members are not there.

Board Independence. Each year, our Corporate Governance and Nominating Committee reviews the relationships that each director has with us and with other parties. Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable American Stock Exchange (“AMEX”) rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Board determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, Lemoine, May, Pumpelly, Simmons and Tortorice are independent within the meaning of applicable AMEX rules.

Shareholder Communications. Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, LA 70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics. The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is posted on the Corporate Relations page of our website at www.midsouthbank.com.

The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.

The Audit Committee are Messrs. Davis, Charbonnet, Hilliard, Kidd and May and held eleven meetings in 2006. It is responsible for carrying out the Audit Committee Charter. The Executive Committee are Messrs. Charbonnet, Cloutier, Hargroder and Tortorice and met twelve times in 2006. Its duties include shareholder relations, Bank examination and Securities and Exchange Commission (“SEC”) reporting. The Personnel Committee are Messrs. Charbonnet, Davis, Hargroder, and Tortorice and met six times in 2006. It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan. The Corporate Governance and Nominating Committee are Messrs. Charbonnet, Hargroder, Hilliard and Simmons and met twice in 2006. It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

It is the Corporate Governance and Nominating Committee’s policy that candidates for director have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for serving the long-term interest of our shareholders. The Committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their overall service during their terms, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of AMEX rules, and then selects a candidate for recommendation to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates recommended by shareholders who follow the procedures set out in Article IV (H) of our Articles described elsewhere. It does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or otherwise.

Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2008 annual meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 27, 2007.

The Securities and Exchange Act of 1934 and applicable SEC regulations require our directors, executive officers and ten percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file. To our knowledge, based on a review of reports given us, all required reports were filed timely.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 31, 2007, the beneficial ownership of our Stock by each director and nominee, by each executive officer named in the Summary of Executive Compensation Table below, and by all directors and executive officers as a group. Unless otherwise indicated, the Stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Will G. Charbonnet, Sr.	153,120	(1,2)	2.39%
C. R. Cloutier	396,693	(1,3)	6.16%
James R. Davis, Jr.	71,348	(4)	1.12%
Karen L. Hail	108,836	(5)	1.70%
J. B. Hargroder, M.D.	444,503	(1,6)	6.95%
Clayton Paul Hilliard	236,188	(7)	3.69%
Milton B. Kidd, III, O.D.	230,227		3.60%
Timothy J. Lemoine	22,179	(8)	.35%
Stephen C. May	133,070		2.08%
R. Glenn Pumpelly	15,030.24%
William M. Simmons	203,928	(9)	3.19%
Joseph V. Tortorice, Jr.	81,898		1.28%
J. Eustis Corrigan, Jr.	5,448	(10)	.08%
Jennifer S. Fontenot	26,781.42%
Donald R. Landry	98,400	(11)	1.54%
A. Dwight Utz	16,531	(12)	.26%
All directors and executive officers as a group (19 persons)	2,291,284		35.37%

_______________
(1)
Stock held by our Directors' Deferred Compensation Trust (the “Trust”) is beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the Trust (325,026 shares or 5.08% as of March 31, 2007). For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the Trust. Stock held by our Employee Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated to an individual's account are included as beneficially owned by that individual. Shares which may be acquired by exercise of currently exercisable options (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 45,549 shares as to which he shares voting and investment power.

(3)	Includes 194,260 shares as to which he shares voting and investment power. Mr. Cloutier's address is P. O. Box 3745, Lafayette, Louisiana 70502.

(4)	Includes 8,570 shares as to which he shares voting and investment power.

(5)	Includes 1,185 shares as to which she shares voting and investment power.

(6)	Includes 394,588 shares as to which he shares voting and investment power. Dr. Hargroder's address is P. O. Box 1049, Jennings, Louisiana 70546.

(7)	Includes 130,765 shares as to which he shares voting and investment power.

(8)	Includes 19,473 shares as to which he shares voting and investment power.

(9)	Includes 5,803 shares as to which he shares voting and investment power.

(10)	Includes 5,448 shares as to which he shares voting and investment power.

(11)	Includes 47,846 shares as to which he shares voting and investment power.

(12)	Includes 3,100 shares as to which he shares voting and investment power.
_______________________

The following table shows the number of shares in the Trust and ESOP, and the number of shares subject to Current Options, that have been included in the above Ownership Table.

Name	Trust	ESOP	Current Options
Will G. Charbonnet, Sr.	46,415	--	--
C. R. Cloutier	56,518	45,897	46,675
James R. Davis, Jr.	36,707	--	--
Karen L. Hail	36,248	49,916	11,344
J. B. Hargroder, M.D.	49,915	--	--
Clayton Paul Hilliard	21,110	--	--
Milton B. Kidd, III, O.D.	16,650	--	--
Timothy J. Lemoine	2,706	--	--
Stephen C. May	--	--	--
R. Glenn Pumpelly	--	--	--
William M. Simmons	47,845	--	--
Joseph V. Tortorice, Jr.	--	--	--
J. Eustis Corrigan, Jr.	--	--	18,750
Donald R. Landry	--	23,603	3,781
A. Dwight Utz	--	1,951	12,203

Security Ownership of Certain Beneficial Owners

The following lists as of March 31, 2007, the only persons other than the persons listed in the table above known to us to beneficially own more than five percent of our Stock.

Name and Address Of Beneficial Owner	Shares Beneficially Owned	Percent of Class

MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee P. O. Box 3745, Lafayette, LA 70502	511,710(1)	8.00%

MidSouth Bancorp, Inc., (2) Directors Deferred Compensation Plan, Executive Committee P. O. Box 3745, Lafayette, LA 70502	325,026	5.08%
___________________
(1)
The Administrative Committee directs the Trustees how to vote the approximately 14,373 unallocated shares in the ESOP as of March 31, 2007. Voting rights of the shares allocated to ESOP participants' accounts are passed through to them. The Trustees have investment power with respect to the ESOP's assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Donald R. Landry, an executive officer, and Katherine Gardner and Brenda Jordan, two Bank employees. The Administrative Committee consists of employees Polly Leonard and Felicia Savoie and Teri S. Stelly.

(2)	See Note (1) to the Table of Security Ownership of Management.
_________________________

Certain Transactions

Directors, nominees and executive officers and their associates have been customers of, and have borrowed from, our bank subsidiaries in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of management, our loan policy is less favorable to those persons than to other customers.

C. R. Cloutier and his wife, Brenda Cloutier have pledged 15,000 shares of our Stock to Whitney Bank securing a loan in the amount of $284,000 for their daughter's daycare business. Additionally, Mr. and Mrs. Cloutier have pledged 6,979 shares of our Stock to First National Banker's Bank to secure a personal loan in the amount of $140,000.

James R. Davis has pledged 26,082 shares of our Stock to Chase Bank to secure a $225,000 line of credit.

C. P. Hilliard has pledged 24,200 shares of our Stock to MidSouth Bank as partial security on a $825,000 line of credit with a balance outstanding of $265,000.

Stephen C. May, has pledged 119,971 shares of our Stock to Rayne State Bank as security on a $2,500,000 line of credit with a balance outstanding of $346,176.
_________________________

PROPOSAL TO APPROVE THE MIDSOUTH BANCORP, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN

General

The Board believes that our growth depends significantly upon the efforts of its directors, officers and other key employees (collectively, "Participants") and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in us. In accordance with this philosophy, in March, 2007, the Board unanimously adopted our 2007 Omnibus Incentive Compensation Plan (the “Plan”) and has directed that the Plan be submitted for approval by the shareholders at the Meeting.

Officers and other key employees will be eligible to receive awards (“Incentives”) under the Plan when designated by the Personnel Committee, which administers the Plan. Incentives may be granted in any one or a combination of the following forms: (a) incentive and non-qualified stock options, (b) stock appreciation rights, (c) restricted stock, (d) performance shares, (e) restricted stock units, (f) performance units, (g) stock awards, and (h) cash awards.

In addition, the Plan will grant options to non-employee directors of MidSouth. See “Stock Options to Non-Employee Directors.”

General Purposes of the Proposal

The Board has determined to maintain a compensation system that includes, to a significant extent, grants of equity-based incentive awards. The Board believes that providing directors and key personnel with a proprietary interest in our growth and performance is crucial to stimulating individual performance while enhancing shareholder value. The Board further believes that the Plan will assist us in attracting, retaining and motivating directors and key personnel in a manner that is tied to the interests of shareholders.

Shares Issuable through the Plan. The maximum number of shares of Common Stock available for Incentives under the Plan may not exceed 500,000 shares. Proportionate adjustments will be made to the number of shares of Common Stock subject to the Plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. The Committee may also amend the terms of any Incentive to the extent appropriate to provide participants with the same relative rights before and after the occurrence of such an event. Shares of Common Stock subject to Incentives that are cancelled, terminated or forfeited, or shares of Common Stock that are issued as Incentives and forfeited or reacquired by MidSouth, will again be available for issuance under the Plan.

On March 31, 2007, we had options to acquire 154,425 shares granted and outstanding under our existing plan. In accordance with the plan document, the 1997 Stock Incentive Plan will terminate this year. On March 31, 2007, the closing sales price for a share of Common Stock, as reported on the American Stock Exchange, was $27.02.

Administration of the Plan. The Committee administers the Plan and has plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan.

Amendments to the Plan. The Board may amend or discontinue the Plan at any time. However, we anticipate that any amendment that would materially increase the benefits under the Plan, materially increase the number of securities that may be issued under the Plan or materially modify the eligibility requirements, will be submitted to the holders of Common Stock for their approval. Except in limited circumstances, no amendment or discontinuance may change or impair any previously granted Incentive without the consent of the recipient thereof.

Types of Incentives. The Committee will be authorized under the Plan to grant stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, stock awards and cash awards, each of which is described below.

Stock Options. The Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Committee will determine the number and exercise price of the options to employees, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of the Common Stock on the date of grant. The term of an option will also be determined by the Committee, provided that the term of an incentive stock option may not exceed 10 years. The Committee may approve the purchase by MidSouth of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by such option.

The option exercise price may be paid in cash, in shares of Common Stock, in a combination of cash and shares of Common Stock, through a broker-assisted exercise arrangement or in such other manner as may be authorized by the Committee. If an optionee exercises an option while employed by us and pays the exercise price with previously owned shares of Common Stock, the Committee may grant to the optionee an additional option to purchase the same number of shares as were surrendered at an exercise price equal to the fair market value of the Common Stock on the date of grant.

Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Restricted Stock and Restricted Stock Units. Shares of Common Stock may be granted by the Committee to an eligible employee and made subject to restrictions regarding their sale, pledge or other transfer by the employee for a specified period (the “Restricted Period”). All shares of restricted stock and/or restricted stock units will be subject to such restrictions as the Committee may designate in an agreement with the employee, including, among other things, that the shares are required to be forfeited or resold to us in the event of termination of employment. Restricted stock units will be similar to restricted stock except that no shares are actually awarded to the participant on the date of grant. Subject to the restrictions provided in the participant's agreement and the Plan, a participant receiving restricted stock will have all of the rights of a shareholder as to such shares. A participant will have no voting rights with respect to any restricted stock units granted.

Stock Appreciation Rights. A stock appreciation right, or “SAR,” is a right to receive, without payment to us, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined by the Committee. A SAR may be granted in conjunction with a stock option or alone without reference to any stock option. A SAR granted in conjunction with a stock option may be granted concurrently with the grant of such option or at such later time as determined by the Committee and as to all or any portion of the shares subject to the option.

The Plan confers on the Committee discretion to determine the number of shares to which a SAR will relate as well as the duration and exercisability terms of a SAR. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. Unless otherwise provided by the Committee, a SAR will be exercisable for the same time period as any stock option to which it relates.

Upon exercise of a SAR, the holder is entitled to receive an amount equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of Common Stock on the exercise date exceeds (a) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of a SAR granted alone without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee may pay the amount of this appreciation to the holder of the SAR by the delivery of Common Stock, cash, or any combination of Common Stock and cash.

Performance Shares and Performance Units. Performance shares and performance units consist of the grant by MidSouth to an eligible participant of a contingent right to receive shares of Common Stock or cash with or without any payment by the participant. Each performance share and/or performance unit will be subject to the achievement of performance objectives by MidSouth, a business unit, a department or a subsidiary by the end of or within a specified period. The number of shares granted and the performance criteria will be determined by the Committee. The award of performance shares and/or performance units will not create any rights in a participant as a shareholder of MidSouth until the issuance of shares of Common Stock with respect to an award. Performance shares may be awarded in conjunction with the grant of dividend equivalent payment rights that entitle a participant to receive an amount equal to the cash dividends paid on an equal number of shares of Common Stock during the period beginning on the date of grant of an award and ending on the date on which the award is paid or forfeited.

Stock Awards. Shares of Common Stock may be awarded by MidSouth to an eligible participant as a stock award. The number of shares awarded pursuant to any stock award will be determined by the Committee.

Cash Awards. A cash award may be made by MidSouth to an eligible participant as additional compensation for services provided to MidSouth. Payment may depend on the achievement of specified performance objectives by MidSouth or the individual or may relate to the tax obligation imposed on a participant as the result of the grant, vesting or exercise of another Incentive. The amount of any monetary payment constituting a cash award will be determined by the Committee.

Termination of Employment. If a participant ceases to be our employee, for any reason, including death, any Incentive may be exercised, will vest or will expire at such time or times as may be determined by the Committee in the Incentive agreement with the participant.

Loans to Participants. The Committee may authorize a loan to a participant to cover the participant's tax liability that arises in connection with an Incentive. The terms of the loan will be determined by the Committee.

Change of Control. If (a) we are not the survivor in a merger, consolidation or other reorganization, (b) we sell, lease or exchange all or substantially all of our assets, (c) we are to be dissolved or liquidated, (d) any person or entity, other than an employee benefit plan of ours or a related trust, acquires or gains control of more than 30% of our outstanding shares of Common Stock or (e) in connection with a contested election of directors, the persons who were directors of MidSouth before the election no longer are a majority of the Board (collectively, “corporate changes”), all outstanding Incentives will automatically become exercisable and vested, all performance criteria will be waived, and the Committee will have authority to take several actions regarding outstanding Incentives. Within certain time periods, it may (i) require that all outstanding options and SARs remain exercisable only for a limited time, after which they will terminate, (ii) require the surrender of some or all outstanding options and SAR's in exchange for a cash or Common Stock payment for each option or SAR equal in value to the per share change of control value, calculated as described on the Plan, over the exercise price, (iii) make any equitable adjustment to outstanding Incentives as it deems necessary to reflect the corporate change or (iv) provide that an option or SAR shall become an option or SAR relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the corporate change if he or she had been the holder of record of the number of shares of Common Stock then covered by such options or SARs.

The Board believes that providing the Committee with the choices outlined above will permit the Committee to review all relevant tax, accounting and other issues relating to the treatment of outstanding Incentives at the time of the corporate change, and thereby enable the Committee to choose the treatment that will best serve the participants and us. Although the automatic vesting of Incentives and the actions permitted to be taken by the Committee in the event of a change of control could discourage a takeover of us, these provisions have not been included for the purposes of making us a less attractive takeover target.

Transferability of Incentives. Options, SARs and performance shares are not transferable except (a) by will, (b) by the laws of descent and distribution, (c) pursuant to a domestic relations order or (d) to family members, to a trust for the benefit of family members or to charitable institutions, if permitted by the Committee after considering tax and securities law consequences and if so provided in the Incentive agreement.

Stock Options to Non-Employee Directors

Directors who are not also full-time employees of MidSouth (“Non-Employee Directors”) will be eligible to receive nonqualified options in an amount to be determined by the Committee. Such options when granted will be exercisable in annual 20% increments beginning one year from the date of grant. Non-Employee Directors are not eligible to receive any other Incentive under the Plan. Generally, the terms of the Plan described above will apply to such options, except that the Committee has no power to accelerate any options, or transfer of options other than in specified situations, except as may be permitted only by the full Board and all unexercisable options at the time a Non-Employee Director terminates Board service for any reason will expire, and all exercisable options at the time must be exercised within 6 months of termination for death, disability or retirement after age 65, and within 90 days for any other reason.

Federal Income Tax Consequences

Under existing federal income tax provisions, a participant who receives stock options, SARs or performance shares or who receives shares of restricted stock that are subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) will not normally realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year such Incentive is granted.

When a non-qualified stock option granted pursuant to the Plan is exercised, the recipient will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of the shares of Common Stock on the exercise date, and we will be entitled to a deduction in the year the option is exercised equal to the amount the recipient is required to treat as ordinary income.

An employee, consultant or advisor generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment, which may subject the holder of the option to the alternative minimum tax imposed by Section 55 of the Code. The alternative minimum tax is imposed to the extent it exceeds federal regular individual income tax, and it is intended to ensure that individual taxpayers who have economic income do not avoid income tax by taking advantage of exclusions, deductions and credits for regular tax purposes. An optionee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the optionee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the “required holding periods”). An optionee disposing of such shares before the expiration of the required holding period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the optionee disposes of the Common Stock received upon exercise before the expiration of the required holding period.

If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefore. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

When a SAR is exercised, the participant will recognize ordinary income in the year the SAR is exercised equal to the value of the appreciation that he is entitled to receive pursuant to the formula previously described, and we will be entitled to a deduction in the same year and in the same amount.

An employee who receives restricted stock, restricted stock units, performance shares or performance units will normally recognize taxable income on the date the shares and/or units become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Subject to the limitations imposed by Section 162(m) of the Code, MidSouth will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by employee. Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by MidSouth.

A participant who receives a stock award under the Plan consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and MidSouth will be entitled to a deduction equal to the amount the participant is required to treat as ordinary income. A participant who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash award will be deductible by MidSouth.

If, upon a change in control of us, the exercisability or vesting of an Incentive granted under the Plan is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under Incentives over the purchase price of such shares, if any, may be characterized as Parachute Payments (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “Base Amount” for such employee. The Base Amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An Excess Parachute Payment, with respect to any employee, is the excess of the Parachute Payments to such person, in the aggregate, over and above such person's Base Amount. If the amounts received by an employee upon a change in control are characterized as Parachute Payments, such employee will be subject to a 20% excise tax on the Excess Parachute Payment, and we will be denied any deduction with respect to such Excess Parachute Payment.

The Plan permits a participant to elect to have a sufficient number of shares withheld to satisfy the participant's withholding tax obligation with respect to the grant or vesting of an Incentive.

The summary of federal income tax consequences does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving Incentives.

Vote Required

The Board of Directors has unanimously approved the Plan. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting. The Board of Directors unanimously recommends that you vote for approval of the Plan.
_________________________

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to assist you in understanding our Company’s compensation programs. It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (“Named Executive Officers”) for 2006. Specifically, this Compensation Discussion and Analysis addresses the following:

•	Objectives of our compensation programs;
•	What our compensation programs are designed to reward;
•	Elements of compensation provided to our executive officers;
-	The purpose of each element of compensation
-	Why we elect to pay each element of compensation
-	How each element of compensation was determined by the Committee
-	How each element and our decisions regarding its payment relate to our goals
•	Process for determining executive officer compensation; and
•	Other important compensation policies affecting our executive officers.

The Personnel Committee of the Board of Directors (“Committee”) administers our executive compensation programs. During 2006, the Committee consisted of Will Charbonnet, Sr. (Chairman), James R. Davis, Jr., J. B. Hargroder, M.D., and Joseph V. Tortorice, Jr. The members of the Committee all qualify as independent, outside members of the Board of Directors in accordance with the requirements of the American Stock Exchange (AMEX), current SEC regulations, and section 162(m) of the Internal Revenue Code.

The Committee is responsible for recommending compensation for the Chief Executive Officer to the Board of Directors. The Committee consults with the Chief Executive Officer in determining the compensation for the other executive officers subject to approval by the Board of Directors.

Objectives of Our Compensation Programs

The Committee has the responsibility for continually monitoring the compensation paid to our executive officers. The Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	Attract, retain, and motivate outstanding executive officers whom add value to your Company based on individual and team contributions;

•	Provide a competitive salary structure in all markets where we operate; and

•	Align the executive officers’ interests with the long-term interests of our shareholders to incent them to enhance shareholder value.

What Our Compensation Programs Are Designed to Reward

Our executive officers' compensation is designed to reward short term performance as well as long term performance. Our policy is to provide a large portion of compensation in cash including an annual base salary and an opportunity to receive an annual incentive that is based on basic earnings per share (EPS). We provide this to keep the executive officers focused on current earnings and stability. We also view the annual incentive as a long term performance vehicle because we examine performance measures including credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income when assessing incentive grants to the executive officers. Credit quality, non accruals, and charge offs are impacted by long term performance such that performance in the current year affects these measures in future years.

Additionally, we have historically provided additional compensation benefits through our Stock Incentive Plan and our Employee Stock Option Plan (ESOP), which keeps the executive officers focused on our long term goals.

Over the last seven years, our performance has been well above similarly situated financial institutions, and the compensation programs are designed to reward and promote the continuation of this performance. We aim to provide a substantial portion of executive officers compensation in the form of performance based compensation through the annual incentive opportunity; therefore, the increase in the executive officers compensation over the past few years is based on this exceptional performance.

Elements of Compensation

We have determined that it is our and our shareholders’ best interest to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future. We do this by providing compensation that is tied to our short and long term performance goals to motivate our executive officers to attain these goals.

The performance goals that we examine may include credit quality, credit risk management, deposit growth, regulatory compliance, return on equity, and growth in our assets and income.

We do not feel that we made any material changes in individual compensation in 2006. We believe our basic plans were adequate. Some of the executive officers received minor adjustments to base salary and the annual incentive opportunity because we felt it was necessary based on each executive officer’s performance along with comparable levels of compensation in the marketplace.

The elements of compensation used during 2006 to compensate the executive officers include:
•	Base Salary;
•	Annual Incentives;
•	Retirement Benefits;
•	Health and Insurance Plans;
•	Long Term Equity Awards; and
•	Perquisites.

Below is a discussion of each element of compensation listed above, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Committee, and how each element and our decisions regarding the payment of each element relate to our goals.

• Base Salary. Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary. We believe the payment of a fixed base salary to our executive officers helps maintain productivity by minimizing anxiety that a financial or industry slump could impair their personal and family planning.

It is our goal to set base salary to reflect the role and responsibility of the executive officer over time and to comfortably meet the executive’s needs. Base salary, although not directly connected to performance, is essential to compete for talent and our failure to pay a competitive base salary could harm our ability to recruit and retain management. Base salary was initially determined by analyzing base salaries of comparable executives in the marketplace and considering the abilities, qualifications, accomplishments, prior work experience, and cost of living of the executive officer. Essentially, base salary was established by determining the amount of money in combination with the anticipated amount of annual incentive that was necessary to attract and retain top caliber executive officers.

Base salary adjustments are generally considered annually in December on a discretionary basis and take into account the executive officer’s individual performance over the prior year, changes in the executive officer’s responsibilities, our performance, and market levels of compensation.

In December of 2005 and 2006, the Committee recommended to the Board 2006 and 2007 base salary for the Chief Executive Officer and in consultation with the Chief Executive Officer 2006 and 2007 base salary for the other executive officers except for Mr. Corrigan’s 2006 base salary. Mr. Corrigan was hired during 2006 and his base salary for 2006 was set by the Chief Executive Officer and approved by the Committee upon his hire date.

Base salary for 2006 and 2007 for each of the Named Executive Officers is as follows:

	2006 Base Salary	2007 Base Salary

C.R. Cloutier	$196,000	$200,000

Karen L. Hail	149,595	157,000

J. Eustis Corrigan, Jr.	165,000	175,000

Donald R. Landry	139,552	147,000

A. Dwight Utz	98,348	112,000

• Annual Incentives. Annual incentives are provided to the executive officers through the Company’s Incentive Compensation Plan. Annual incentives are primarily designed to reward increased shareholder value as well as to focus the executive officers on our goals for a particular year and to reward executive officers upon achievement of those goals. We believe annual incentives are an important element of executive officers’ compensation because they provide the incentive and motivation to lead us in achieving success. The annual incentive is tied to basic earnings per share (EPS) and makes up a very significant part of the executive officer’s compensation. If the executive officer is able to significantly improve our performance then the executive officer will have a significant increase in annual incentive for the year. If the performance is below expectations then the executive officer will have a reduction in compensation.

We use a system of annual incentives to reward the executive officers quarterly based on EPS. Before the beginning of each year, the Committee awards each executive officer a specified number of phantom shares of our stock. Annual incentive is determined quarterly equal to the number of phantom shares times our EPS for the quarter. Sixty percent of the amount determined is paid each quarter and the balance is paid at the end of the year, provided we were profitable for the entire year. If we are not profitable for the year (i.e., the fourth quarter results in a large loss) then the balance will not be paid.

The number of phantom shares granted each year is generally considered in December on a discretionary basis and takes into account the executive officer’s individual performance compared to the prior year, his or her importance to us and our overall financial performance. The granting of phantom shares as the annual incentive in lieu of awarding cash bonuses is preferred by the Committee.

In December of 2005 and 2006, the Committee granted phantom shares for 2006 and 2007 to each of the Named Executive Officers except for Mr. Corrigan’s 2006 phantom share grant. Mr. Corrigan was hired during 2006 and was granted phantom shares for 2006 upon his hire date. Phantom shares were granted to the Named Executive Officers for 2006 and 2007 as follows:

	2006(1) Phantom Share Grant	2007 Phantom Share Grant

C.R. Cloutier	124,118	125,000

Karen L. Hail	62,500	62,500

J. Eustis Corrigan, Jr.	37,500	37,500

Donald R. Landry	43,870	45,000

A. Dwight Utz	24,579	24,579

___________________

(1)
The phantom share grant for 2006 has been adjusted for the 5:4 stock split on October 24, 2006. Before the stock split the grant of phantom shares consisted of 99,924 to Mr. Cloutier, 50,000 to Ms. Hail, 30,000 to Mr. Corrigan, 35,096 to Mr. Landry, and 19,663 to Mr. Utz.

___________________

• Retirement Benefits. We do not have a defined benefit pension plan. However, executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code (IRC) annual limits. We make annual matching contributions to the 401(k) retirement plan on behalf of the executive officers.

We have entered into Executive Indexed Salary Continuation Agreements with Mr. Cloutier, Ms. Hail, and Mr. Landry. The agreements provide that upon the executive officer reaching normal retirement age the executive officer will receive payment of amounts as defined in the agreement and discussed under the section “Nonqualified Deferred Compensation” on page 34.

• Health and Insurance Plans. The executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members. The cost of Company-sponsored benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

The Company maintains a split dollar insurance arrangement with Mr. Cloutier, Ms. Hail and Mr. Landry. The arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

Additionally, we provide Mr. Cloutier, Ms. Hail and Mr. Landry with a Term Life Insurance Policy in the amount of four times annual base salary payable to a beneficiary of their choice.

• Long Term Equity Awards. Salary and annual incentives tend to reward shorter term goals; however, it is important to focus on long term performance, which is why we have historically granted stock options. A stock option only rewards the executive if our stock price increases over a period of time.

It is our belief that executive officers need to have a significant interest tied to long term performance and increasing shareholder value. We believe the best way to accomplish this is through stock ownership of the Company. We encourage executive officers to own stock and provide the following programs to encourage stock ownership.

Employee Stock Ownership Plan: To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established an employee stock ownership plan (“ESOP”) in 1986. The ESOP covers all employees who meet minimum age and service requirements. We make annual contributions to the ESOP in amounts as determined by the Board of Directors.

1997 Stock Incentive Plan: In addition to the ESOP, we have periodically granted stock options to executive officers and other senior employees. Our policy has been to grant stock options to executive officers to ensure that they have options currently outstanding. To the extent that the executive officer has unvested options outstanding, we feel that the executive officer is tied to our long term performance and will only grant additional awards to the extent that all awards are vested. We have historically granted to executive officers stock options that vest 20% per year over a 5 year period.

Stock option grants always have an exercise price equal to our stock price at the time they are awarded. We never engaged in the back-dating of stock options nor have we retroactively modified our stock option awards.

We grant stock options upon hire of an executive officer, upon exceptional achievement, or to ensure that an executive officer has outstanding unvested options.

We did not provide any additional long term compensation in 2006 except to Mr. Corrigan; however, all of the Named Executive Officers had stock options outstanding during 2006 that vest based on the executive officers’ continued employment. Mr. Corrigan was hired in 2006 and was granted stock options pursuant to negotiations during his hiring process.

We believe that stock options are the preferable method of incenting and rewarding long term performance because stock options provide incentive to increase shareholder value and serve as a good retention vehicle for the Named Executive Officers.

• Perquisites. The Company provided the following perquisites in 2006 to certain executive officers:
-	Company car;
-	Moving expenses;
-	Country club membership;
-	Health club membership; and
-	Dinner club membership.

The total cost for all of these perquisites was $26,546.

The Named Executive Officers are all eligible to receive additional perquisites if the Committee so determines.

We view certain perquisites as beneficial to us as well as compensation to the executive officers. For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining. The Company cars are used primarily for business purposes.

Process for Determining Executive Officer Compensation

• Role of the Committee. The Committee along with the Board of Director’s oversight and approval will annually review and approve goals and objectives relating to compensation of the Chief Executive Officer. Based on this evaluation, the Committee recommends the Chief Executive Officer’s compensation level to the Board of Directors. The Committee also consults with the Chief Executive Officer on the compensation levels of the other executive officers. Based on these discussions, the Committee will recommend, along with the Chief Executive Officer, the other executive officers compensation levels to the Board of Directors.

Additionally, the Committee periodically reviews our incentive plans and other equity based plans. The Committee reviews, adopts, and submits to the Board of Directors any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee sees appropriate.

• Benchmarking. To ensure the competitiveness of our total compensation package, the Committee uses salary survey information from several different nationally recognized surveys that focus on our industry and region. Specifically, the Company used salary survey information compiled by K G & Associates. This information was used to evaluate what comparable institutions are paying. In 2006, we paid K G & Associates $5,495 to obtain and compile this data for us.

Based on our prior year earnings, the total cash compensation paid to the Named Executive Officers, which includes base salary and annual incentive, is benchmarked at the 75th to 85th percentile of market levels of compensation.

In using survey data, we benchmark both base salary and annual incentive. Long term incentives are not benchmarked because we feel that long term incentives are not part of the basic compensation of the executive officers. Long term incentives are viewed as an additional opportunity for the executive officer based on the value of our stock price.

• Compensation Consultant. The Committee does not have a contractual arrangement with a compensation consultant to advise in setting the amount or determining the form of compensation to the executive officers. In the future, the Committee may engage the consultation of a compensation consultant, if needed.

Other Important Compensation Policies Affecting Executive Officers

• Financial Restatement. Currently, the Committee does not have an official policy governing retroactive modifications to any cash or equity based incentive compensation paid to the executive officers where the payment of such compensation was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement. However, we adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that if a company is forced to restate its financials the company’s Chief Executive Officer and Chief Financial Officer must give back certain incentives based or equity based compensation received.

We have never retroactively modified incentives or equity based compensation for our employees.

The Incentive Compensation Plan pays out quarterly based on our EPS for each quarter; however, only 60% of the value is paid out. The remaining 40% is held back until after year end earnings have been determined. If there is a decline in earnings for the year, amounts held back may not be paid to the executive officers as the annual incentive is based on our EPS.

• Stock Ownership Requirements. The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers. The Committee does not believe it is necessary to impose such a policy on the executive officers. Currently, the Named Executive Officers, as a group, hold a substantial portion of the Company’s stock. If circumstances change, the Committee will review whether such a policy is appropriate for its executive officers.

• Trading in the Company’s Stock Derivatives. The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock, or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock. We are not aware that any of the executive officers have entered into these types of arrangements.

• Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers.

In connection with the compensation of our executive officers, the Committee is aware of section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Committee believes that compensation to be paid in 2007 will not exceed the deductibility limitations on non-excluded compensation to certain executive officers.

• Employment Agreements. We have entered into employment agreements with our Chief Executive Officer, Chief Operations Officer, and Chief Financial Officer. We will enter into a new employment agreement with an executive officer or a potential candidate only when it is essential to attract or retain an exceptional employee. Any employment agreement with an executive officer must be approved by the Board of Directors and should have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose.

All of the employment agreements have trigger events that provide for the payment of severance to the executive officer upon certain termination events. We have included these trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to us without being concerned about his/her employment.

We do not maintain a separate severance plan for our executive officers. Severance benefits for our executive officers are limited to those as set forth in the respective executive officer’s employment agreement with us.

Set forth below are the general terms and conditions of each of the employment agreements. Each executive has the right to voluntarily terminate his/her employment at any time.
___________________

General

C.R. Cloutier - Chief Executive Officer
Karen L. Hail - Chief Operations Officer

Each employment agreement is a one year written agreement and is automatically extended for one year every year thereafter, unless written notice of termination is given by any party to the agreement not later than 60 days before the end of the year. Under Mr. Cloutier's and Ms. Hail's agreement, each of them receive a minimum annual base salary, term life insurance in the amount of four times annual base salary payable to a beneficiary of his or her choice, disability insurance of not less than two-thirds of annual base salary, an automobile furnished by the Company (including insurance, gasoline, and other routine maintenance), membership at a health club, and membership at a dinner club.

In the event that we terminate Mr. Cloutier’s or Ms. Hail's employment or do not extend the agreement, each will be entitled to severance pay equal to annual base salary at the time of termination. We will not be obligated to pay any severance pay in the event that he or she terminates voluntarily or is removed by a regulatory body.

Upon a change in control of the Company, Mr. Cloutier or Ms. Hail each has the right to resign employment for Good Reason and receive as severance pay a sum equal to annual base salary immediately prior to the change in control, payable in twelve equal installments. Good Reason is deemed to occur upon one of the following events:

(1)	a reduction in the salary or benefits of the executive officer in effect before the effective date of the change in control within two years after the effective date of the change in control;
(2)	a requirement that executive officer move his residence out of Lafayette, Louisiana;
(3)
a requirement that executive officer engage in excessive business travel (i.e., travel of more than 75 miles from Lafayette, Louisiana for more than an average of 7 business days per month) as part of his job duties; or

(4)	the executive officer’s office is moved outside of the Lafayette MSA.

None of the executive officers is entitled to receive a Gross-Up payment in the event that he or she is subject to section 280G excise tax pursuant to a change in control of the Company.

J. Eustis Corrigan, Jr. - Chief Financial Officer

Mr. Corrigan’s employment agreement provides that he will receive a minimum annual base salary and is eligible to receive all standard benefits provided by us to other employees in positions comparable to his position. We are required to reimburse him for his COBRA premiums being paid in connection with his separation of employment from his previous employer until the date that he becomes eligible to participate in our group health insurance programs. In addition, Mr. Corrigan received a grant of 30,000 phantom shares (37,500 phantom shares adjusted for the 5:4 stock split on October 24, 2006) under the Incentive Compensation Plan and 15,000 stock options (18,750 stock options adjusted for the 5:4 stock split on October 24, 2006) under our Stock Incentive Plan. We are required to provide him with either a health club membership or a country club membership. The agreement also provides for the reimbursement of moving expenses incurred by Mr. Corrigan in moving from Texas to Lafayette. Mr. Corrigan was paid a signing bonus of $10,000 that will be earned over three years.

Upon the occurrence of a change in control of the Company during the first five years of Mr. Corrigan’s employment, Mr. Corrigan shall receive a sum equal to two times his annual base salary plus his prior year annual incentive payable in equal installments over twenty-four months in the event that his employment is involuntarily terminated by the Company.

• Tax and Accounting Implications. We considers the tax and accounting implication regarding the delivery of different forms of compensation. We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

COMPENSATION COMMITTEE REPORT

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Personnel Committee, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

Submitted by the Personnel Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
Joseph V. Tortorice, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for 2006. All amounts shown below are in dollars.

Name and Principal Position	Year	Salary (1)	Bonus(2)	Stock(3) Award(s)	Option(4) Award(s)	Non-Equity(5) Incentive Plan Compensation	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings	All(6) Other Compen-sation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C.R. Cloutier	2006	$237,700	$0	$0	$10,069	$163,339	$0	$24,373	$435,481
President & Chief
Executive Officer

Karen L. Hail	2006	$179,995	$0	$0	$4,833	$82,250	$0	$27,152	$294,230
Senior Executive VP &
Chief Operations Officer

J. Eustis Corrigan, Jr.(7)	2006	$85,038	$10,000	$0	$13,108	$24,750	$0	$18,781	$151,677
Executive VP & Chief
Financial Officer

Donald R. Landry	2006	$147,777	$0	$0	$4,028	$57,733	$0	$23,844	$233,382
Executive VP &
Chief Lending Officer

A. Dwight Utz	2006	$93,348	$0	$0	$5,373	$32,346	$0	$8,641	$139,708
Senior VP & Retail
Executive Manager
___________________

(1)
Includes Director fees of $41,700, $30,400, and $8,225 for Mr. Cloutier, Ms. Hail, and Mr. Landry, respectively. These amounts are presented on page 40 under the section entitled “Compensation of Directors.”

(2)	Mr. Corrigan received a $10,000 signing bonus upon his hire in 2006. He will earn this bonus ratably over a 3 year period beginning on his hire date.

(3)	The Company has not granted any equity awards other than stock options.

(4)
Reflects compensation expense recognized for financial statement reporting purposes for 2006 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2006 and in prior years.

Assumptions used in the calculation of this amount are included in footnote 11 to our audited financial statements for 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), footnote 1 to our audited financial statements for 2004 included in the Company’s Annual Report on Form 10-K filed with the SEC and footnote 12 to the audited financial statements for 2003 included in our Annual Report on Form 10-KSB filed with the SEC.

(5)
Amounts paid out pursuant to our Incentive Compensation Plan for awards granted in December 2005 for 2006 consists of phantom shares granted of 124,118 to Mr. Cloutier, 62,500 to Ms. Hail, 43,870 to Mr. Landry, and 24,579 to Mr. Utz. Grants of phantom shares for 2006 have been adjusted for the 5:4 stock split on October 24, 2006. The phantom shares paid out based on earnings per share of $1.316, the 2006 earnings per share.

Pursuant to Mr. Corrigan’s employment agreement, he was granted 37,500 phantom shares upon his hire date, which has been adjusted for the 5:4 stock split on October 24, 2006. Mr. Corrigan’s phantom shares paid out based on a value of $0.66, the combined 3rd quarter and 4th quarter earnings per share for the 2006 calendar year.

(6)
Consists of $10,024, $10,024, $8,842, and $6,511 contributed to the ESOP for the accounts of each of Mr. Cloutier, Ms. Hail, Mr. Landry, and Mr. Utz. Other compensation amounts included in this column are matching contributions to the Company’s 401(k) Plan, increase in the value of certain executive officer’s Executive Indexed Salary Continuation Agreement account balance, the value of coverage under the split-dollar life insurance arrangements, insurance premiums for term life insurance, insurance premiums for COBRA insurance, insurance premiums for long term disability insurance, personal use of a Company car, club dues paid on behalf of the executive officers to health, dinner, and country clubs, and reimbursement of moving expenses for Mr. Corrigan.

(7)	Mr. Corrigan was hired effective June 12, 2006 with a base salary of $165,000. Base salary above reflects amounts from beginning of his employment through December 31, 2006.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted in 2006. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The Summary Compensation Table reflects the portion of each stock option award recognized for financial statement reporting purposes during 2006. The value of the stock option granted during 2006 is shown at the grant date fair value of the award determined pursuant to FAS 123R. The non-equity incentive awards are shown at target values.

	Grant Date	Non-Equity(1) Incentive Plan Awards: Number of Units or Other Rights	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name			Threshold	Target(2)	Maximum	Threshold	Target	Maximum
		(#)	($)	($)	($)	($)	($)	($)	(#)	(#)	($/sh)	($)

(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C.R. Cloutier	12/13/2006	125,000	-	$164,500	-	-	-	-	-	-	-	-

Karen L. Hail	12/13/2006	62,500	-	$82,250	-	-	-	-	-	-	-	-

J. Eustis Corrigan, Jr.	6/21/2006	-	-	-	-	-	-	-	-	18,750	$23.60	$141,750
	12/13/2006	37,500	-	$49,350	-	-	-	-	-	-	-	-

Donald R. Landry	12/13/2006	45,000	-	$59,220	-	-	-	-	-	-	-	-

A. Dwight Utz	12/13/2006	24,579	-	$32,346	-	-	-	-	-	-	-	-

___________________

(1)	Amounts granted pursuant to the Company’s Incentive Compensation Plan in December 2006 for the 2007 calendar year.

(2)	Target is based on the December 31, 2006 basic earnings per share of $1.316 times the number of non-equity incentive plan awards granted for 2007.

___________________

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings at December 31, 2006 on an individual award basis.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($/sh)		(#)	($)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C.R. Cloutier	22,230	-	-	$3.53	2/28/2007	-	-	-	-
	23,042	-	-	$8.16	2/28/2008	-	-	-	-
	18,907	4,727	-	$6.88	5/31/2012	-	-	-	-
Karen L. Hail	10,635	-	-	$8.16	2/28/2008	-	-	-	-
	9,075	2,269	-	$6.88	5/31/2012	-	-	-	-
J. Eustis Corrigan, Jr.	-	18,750	-	$23.60	6/21/2016	-	-	-	-
Donald R. Landry	1,891	1,890	-	$6.88	5/31/2012	-	-	-	-
A. Dwight Utz	9,452	-	-	$5.87	7/1/2011	-	-	-	-
	1,135	756	-	$9.05	2/10/2013	-	-	-	-
	344	515	-	$20.66	2/27/2014	-	-	-	-

___________________

(1)	All options listed above vest at a rate of 20% per year over a five year period from the date of grant.

___________________

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects stock options actually exercised by each of the Named Executive Officers during 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)		(#)	($)

(a)	(b)	(c)		(d)	(e)

C.R. Cloutier	5,000	$115,950	(1)	-	-

Karen L. Hail	25,525	$646,804	(1)	-	-

J. Eustis Corrigan, Jr.	-	-		-	-

Donald R. Landry	-	-		-	-

A. Dwight Utz	-	-		-	-

___________________

(1)	Reflects the difference between $27.60, the closing price of the stock on 2/15/06, and $4.41, the exercise price of the options.

(2)	Reflects the difference between $29.75, the closing price of the stock on 5/9/06, and $4.41, the exercise price of the options.

___________________

PENSION BENEFITS

We do not provide pension benefits to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Our deferred compensation plans consist of Executive Indexed Salary Continuation Agreements with certain executive officers and the Director’s Deferred Compensation Plan as discussed in detail below.

Executive Indexed Salary Continuation Agreement

The Company has entered into an Executive Indexed Salary Continuation Agreement with Mr. Cloutier, Ms. Hail and Mr. Landry . The agreements provide benefits to the executive officers upon reaching normal retirement age.

Upon the executive officer reaching normal retirement age, he or she will receive payment of a Pre-Retirement Account made in annual installments over 10 years. The Pre-Retirement Account has been established as a liability reserve account on our books for the benefit of the executive officer. The account is increased or decreased each year by an amount equal to the Index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of the Company’s third quarter call report for the year as filed with the Federal Reserve).

If the executive officer voluntarily terminates or we terminate the executive officer (not for cause) prior to normal retirement age, the executive officer will be entitled to receive 20% times the number of full years he or she has served from the date of the agreement (to a maximum of 100%) times the balance in the Pre-Retirement Account (as described above). The benefit is payable over 10 years in equal installments beginning on the date the executive officer reaches normal retirement age.

If the executive officer dies before having received the full balance of the Pre-Retirement Account, the unpaid balance will be paid in a lump sum to the executive officer’s designated beneficiary.

In the event of a change of control of the Company and the executive officer’s employment is terminated, the executive officer receives the benefits as promised under the agreement upon attaining normal retirement age as if he/she had been continuously employed by us through normal retirement age.

Director’s Deferred Compensation Plan

We have a Deferred Compensation Plan for members of the Board of Directors, administered by the Executive Committee of the Board of Directors. To participate in the Plan, the Director executes a Deferral Authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board of Directors or a participating subsidiary. As of the last day of each calendar month, fees deferred are credited to the account and are used to purchase our common stock. Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock. Amounts in each Director’s account are distributed in a single lump sum either (i) 60 days after the later of the Director ceasing to be a member of the Board of Directors, or the Director attaining age 65 or (ii) in the sole discretion of the Board of Directors not earlier than one year after (i) reasonable conditions as established by the Board are satisfied, the Director ceases to be a member of the Board of Directors, and the Director requests payment.

The Nonqualified Deferred Compensation Table reflects the activity during the 2006 calendar year for each of the Named Executive Officers for the Executive Indexed Salary Continuation Agreements and the Director’s Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year	Registrant(1) Contributions in Last Fiscal Year	Aggregate(2) Earnings in Last Fiscal Year	Aggregate Withdrawls/ Distributions	Aggregate(3) Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)

C.R. Cloutier	-	$7,076	$11,672	-	$106,140

Karen L. Hail	-	$6,652	$7,486	-	$74,946

J. Eustis Corrigan, Jr.	-	-	-	-	-

Donald R. Landry	-	$5,708	-	-	$32,554

A. Dwight Utz	-	-	-	-	-
___________________

(1)	The benefits provided are pursuant to the Executive Indexed Salary Continuation Agreements.

(2)	The benefits provided are pursuant to the Director’s Deferred Compensation Plan.

(3)
The aggregate balance at last fiscal year end includes the balance pursuant to both the Executive Indexed Salary Continuation Agreements and the Director’s Deferred Compensation Plan for Mr. Cloutier and Ms. Hail. Amounts pursuant to the Director’s Deferred Compensation Plan include $56,518 for Mr. Cloutier and $36,248 for Ms. Hail. All other amounts relate to the Executive Indexed Salary Continuation Agreements.

___________________

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This section discusses the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of his or her termination of employment under various scenarios (“termination events”) including voluntary resignation, involuntary termination, termination without cause or for Good Reason in connection with a change in control, termination in the event of disability, termination in the event of death, and termination in the event of retirement. In accordance with applicable SEC rules, the following discussion assumes:

(i)     that the termination event in question occurred on December 31, 2006; and

(ii)     with respect to calculations based on our stock price, we used $31.16, which was the reported closing price of one share of the Company’s common stock on December 29, 2006, the last business day of 2006.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, such as the Company’s 401(k) Plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination . Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

All outstanding stock options granted pursuant to the 1997 Stock Incentive Plan automatically become fully exercisable upon a change in control of the Company, as defined in the plan document.

C.R. Cloutier

The table below indicates the amount of compensation payable by us to Mr. Cloutier, including cash severance and stock option awards, upon different termination events as provided in his employment agreement.

Element	Voluntary Resignation	Involuntary Termination	Termination in Connection with a Change in Control (Without Cause or For Good Reason)	Termination in the Event of Disability	Termination in the Event of Death	Termination in the Event of Retirement
Cash Severance Payment(1)	$0	$196,000	$196,000	$0	$0	$0

Stock Option Awards(2)	0	0	114,772	0	0	0

Total	$0	$196,000	$310,772	$0	$0	$0

(1) The Executive will receive a lump sum equal to one times base salary in the event of involuntary termination. The Executive will receive one times base salary payable in equal installments over 12 months in the event of termination for good reason in connection with a change in control.

(2) All option grants vest in connection with a change in control pursuant to the 1997 Stock Incentive Plan. Amounts include the value of unvested awards at December 31, 2006 that would vest based on the termination event.
___________________

Karen L. Hail

The table below indicates the amount of compensation payable by us to Ms. Hail, including cash severance and stock option awards, upon different termination events as provided in her employment agreement.

Element	Voluntary Resignation	Involuntary Termination	Termination in Connection with a Change in Control (Without Cause or For Good Reason)	Termination in the Event of Disability	Termination in the Event of Death	Termination in the Event of Retirement
Cash Severance Payment(1)	$0	$149,595	$149,595	$0	$0	$0

Stock Option Awards(2)	0	0	55,091	0	0	0

Total	$0	$149,595	$204,686	$0	$0	$0

(1) The Executive will receive a lump sum equal to one times base salary in the event of involuntary termination. The Executive will receive one times base salary payable in equal installments over 12 months in the event of termination for good reason in connection with a change in control.

(2) All option grants vest in connection with a change in control pursuant to the 1997 Stock Incentive Plan. Amounts include the value of unvested awards at December 31, 2006 that would vest based on the termination event.
___________________

J. Eustis Corrigan, Jr.

The table below indicates the amount of compensation payable by us to Mr. Corrigan, including cash severance and stock option awards, upon different termination events as provided in his employment agreement.

Element	Voluntary Resignation	Involuntary Termination	Termination in Connection with a Change in Control (Without Cause or For Good Reason)	Termination in the Event of Disability	Termination in the Event of Death	Termination in the Event of Retirement
Cash Severance Payment(1)	$0	$0	$330,000	$0	$0	$0

Stock Option Awards(2)	0	0	141,750	0	0	0

Total	$0	$0	$471,750	$0	$0	$0

(1) The Executive will receive two times base salary payable in equal installments over 24 months in the event of involuntary termination in connection with a change in control. The Executive is also entitled to the annual incentive paid in the prior year; however, Mr. Corrigan was not employed with the Company in 2005 and did not receive an annual incentive in the prior year.

(2) All option grants vest in connection with a change in control pursuant to the 1997 Stock Incentive Plan. Amounts include the value of unvested awards at December 31, 2006 that would vest based on the termination event.

___________________

Donald R. Landry

We are not contractually obligated to provide Mr. Landry with a severance payment upon termination; however, he will receive benefits under the Company’s Stock Incentive Plan in the event of a change in control.

The table below indicates the amount of compensation payable by us to Mr. Landry, including cash severance and stock option awards, upon different termination events.

Element	Voluntary Resignation	Involuntary Termination	Termination in Connection with a Change in Control (Without Cause or For Good Reason)	Termination in the Event of Disability	Termination in the Event of Death	Termination in the Event of Retirement
Cash Severance Payment	n/a	n/a	n/a	n/a	n/a	n/a

Stock Option Awards(1)	$0	$0	$45,889	$0	$0	$0

Total	$0	$0	$45,889	$0	$0	$0

(1) All option grants vest in connection with a change in control pursuant to the 1997 Stock Incentive Plan. Amounts include the value of unvested awards at December 31, 2006 that would vest based on the termination event.

___________________

A. Dwight Utz

We are not contractually obligated to provide Mr. Utz with a severance payment upon termination; however, he will receive benefits under the Company’s Stock Incentive Plan in the event of a change in control.

The table below indicates the amount of compensation payable by us to Mr. Utz, including cash severance and stock option awards, upon different termination events.

Element	Voluntary Resignation	Involuntary Termination	Termination in Connection with a Change in Control (Without Cause or For Good Reason)	Termination in the Event of Disability	Termination in the Event of Death	Termination in the Event of Retirement
Cash Severance Payment	n/a	n/a	n/a	n/a	n/a	n/a

Stock Option Awards(1)	$0	$0	$22,123	$0	$0	$0

Total	$0	$0	$22,123	$0	$0	$0

(1) All option grants vest in connection with a change in control pursuant to the 1997 Stock Incentive Plan. Amounts include the value of unvested awards at December 31, 2006 that would vest based on the termination event.

__________________

COMPENSATION OF DIRECTORS

A majority of our Directors are also Directors of MidSouth Bank. Directors are entitled to fees of $250 per month for Board service and $250 per month for MidSouth Bank Board service. The Chairman receives an additional $900 per month, the Vice Chairman an additional $400 per month, and the Audit Committee Chairman an additional $800 per month. Each Director of the Board also receives $250 for each regular meeting and $150 for each special meeting of the Board of the Company, $200 for the first hour, and $100 per hour for each additional hour of each committee meeting of the Board. Each Director also receives $400 for each regular meeting, $150 for each special meeting of the Board of MidSouth Bank, $200 for the first hour, and $100 per hour for each additional hour of each committee meeting. Directors receive meeting fees only for meetings they attend.

In 1997, Directors who were not employees were given options to buy up to 20,736 shares of stock at $3.53 per share, the fair market value on the date of grant, all of which have been exercised. Stephen C. May, a more recent addition to the Board, was granted options in 2002 to purchase up to 12,290 shares of common stock at $6.88 per share, the fair market value on the date of grant, exerciseable in annual 20% increments beginning in 2003.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2006. All amounts shown below are in dollars.

Director Name	Fees Earned or Paid in Cash		Stock Award(s)	Option(2) Award(s)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earning	All(2) Other Compen-sation	Total
	($)		($)	($)	($)	($)	($)	($)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

Will Charbonnet, Sr.	$45,550		-	-	-	-	-	$45,550
C. R. Cloutier	41,700	(3)	-	-	-	-	-	41,700
James R. Davis, Jr.	31,480		-	-	-	-	-	31,480
Karen L. Hail	30,400		-	-	-	-	-	30,400
J. B. Hargroder, M.D.	47,935	(3)	-	-	-	-	-	47,935
Clayton Paul Hilliard	24,100		-	-	-	-	-	24,100
Milton B. Kidd, III, O.D.	23,140		-	-	-	-	-	23,140
Donald R. Landry	8,225		-	-	-	-	-	8,225
Timothy J. Lemoine	22,500		-	-	-	-	-	22,500
Stephen C. May	20,070		-	5,225	-	-	-	25,295
R. Glenn Pumpelly	17,445		-	-	-	-	-	17,445
William M. Simmons	35,500	(3)	-	-	-	-	-	35,500
Joseph V. Tortorice, Jr.	20,995	(3)	-	-	-	-	-	20,995

(1)
Reflects compensation expense recognized for financial statement reporting purposes for 2006 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2002.

Assumption used in the calculation of this amount are included in footnote 1 to our audited financial statements for 2004 included in our Annual Report on Form 10-K filed with the SEC.

(2)	Certain Directors receive perquisites; however, the aggregate amount of such compensation is less than $10,000.

(3)	Includes Director fees paid by MidSouth-Texas.
___________________

Shareholder Return Performance Graph

The following graph, which was prepared by SNL Securities LC (“SNL”), compares the cumulative total return on our Stock over a period beginning December 31, 2001 with (i) the cumulative total return on the stocks included in the Russell 3000 and (ii) the cumulative total return on the stocks included in the SNL $250M-$500M and the SNL $500M-$1B Bank Index. All of these cumulative returns are computed assuming the quarterly reinvestment of dividends paid during the applicable period.

MidSouth Bancorp, Inc.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	12/31/06
MidSouth Bancorp, Inc.	100.00	151.73	307.64	332.74	369.98	538.90
Russell 3000	100.00	78.46	102.83	115.11	122.16	141.35
SNL $250M-$500M Bank Index	100.00	128.95	186.31	211.46	224.51	234.58
SNL $500M-$1B Bank Index	100.00	127.67	184.09	208.62	217.57	247.44

Our Stock is traded on the AMEX under the “MSL” ticker symbol. The stock price information shown above is not necessarily indicative of future price performance. Information used was obtained by SNL from sources believed to be reliable. We are not responsible for any errors or omissions in such information.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of five non-employee directors. The Board has made a determination that its members satisfy AMEX’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is a “Financial Expert” within the meaning of SEC Rules, but the Board does not feel a Financial Expert necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Committee also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

By the members of the Audit Committee:
James R. Davis, Jr.
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.
Stephen C. May

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

The Audit Committee selects an Independent Registered Public Accountant for each fiscal year. On August 18, 2005, the Audit Committee approved the dismissal of Deloitte & Touche LLP as our independent registered public accountant and the appointment of Porter Keadle Moore, LLP ("PKM") as our new independent registered public accountant. During 2006 PKM was employed principally to perform the annual audit of the Company's consolidated financial statements and internal controls over financial reporting (including management's assessment). Representatives from PKM will be in attendance at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees paid to PKM for each of the past two years are listed in the following table:

Description	2006	2005
Audit Fees	$257,092	85,827

Audit-Related Fees	$-	-

Tax Fees	$-	-

All Other Fees	$-	119,749

Audit Fees. This category includes aggregate fees billed for professional services rendered by PKM for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2006 and 2005, including the audit of management’s assessment of internal control over financial reporting for the year ending December 31, 2006; review of the annual report on Form 10-K and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

All Other Fees. This category includes fees billed for consultation and assistance related to controls documentation in contemplation of compliance with provisions of Section 404 of Sarbanes-Oxley during 2005, including out of pocket expenses. These services were pre-approved by the Company’s Audit Committee.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. (For 2005, pre-approved non-audit services included only those services described above for “All Other Fees."

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, WITHOUT EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO SALLY D. GARY, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.
By Order of the Board of Directors

Karen L. Hail
Secretary
Lafayette, Louisiana
April 25, 2007

ATTACHMENT I
MIDSOUTH BANCORP, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN

Article 2. Administration.	46
2.1 Composition.	46
2.2 Authority.	46
Article 3. Eligible Participants.	46
Article 4. Types of Incentives.	47
Article 5. Shares Subject to the Plan.	47
5.1 Number of Shares.	47
5.2 Type of Common Stock.	47
5.3 Annual Award Limits.	47
Article 6. Stock Options.	48
6.1 Price.	48
6.3 Number.	48
6.4 Duration and Time for Exercise.	48
6.5 Repurchase.	48
6.6 Manner of Exercise.	48
6.7 Incentive Stock Options.	48
Article 7. Restricted Stock and Restricted Stock Units.	49
7.1 Grant of Restricted Stock or Restricted Stock Units.	49
7.2 The Restricted Period.	49
7.3 Escrow.	49
7.4 Dividends on Restricted Stock and RSUs.	50
7.5 Forfeiture.	50
7.6 Expiration of Restricted Period.	50
7.7 Rights as a Shareholder.	50
Article 8. Stock Appreciation Rights.	50
8.1 Number.	50
8.2 Duration and Time for Exercise.	51
8.3 Exercise.	51
8.4 Payment.	51
Article 9. Performance Shares and Performance Units.	51
9.1 Performance Objectives.	51
9.2 Not a Shareholder.	52
9.3 Dividend Equivalent Payments.	52
Article 10. Stock Options for Outside Directors	52
10.1 Eligibility.	52
10.2 Exercisability of Stock Options.	52
10.3 Exercise Price.	53
10.4 Exercise after Termination of Board Service.	53
10.5 Certain Provisions Applicable.	53
Article 11. General.	53
11.1 Duration.	53
11.2 Transferability of Incentives.	53
11.3 Effect of Termination of Employment or Death.	54
11.4 Additional Condition.	54
11.5 Adjustment.	54
11.6 Incentive Agreements.	55
11.7 Withholding	55
11.8 No Continued Employment.	55
11.9 Deferral Permitted.	55
11.10 Amendment of the Plan.	55
11.11 Performance Objectives Defined.	55
Article 12. Change of Control.	56
Article 13. Definition of Fair Market Value.	57

Article 1. Purpose.

The purpose of the 2007 Omnibus Incentive Compensation Plan (the “Plan”) is to increase shareholder value of MidSouth Bancorp, Inc. (“MidSouth”) and to advance the interests of it and its subsidiaries (collectively, the “Company”) by furnishing a variety of economic incentives (the “Incentives”) designed to attract, retain and motivate key employees, officers and directors and to strengthen the mutuality of interests between such persons and shareholders. Incentives may consist of opportunities to purchase or receive shares of MidSouth common stock (the “Common Stock”), monetary payments, or both, on terms determined under the Plan. As used in the Plan, the term "subsidiary" means any corporation of which MidSouth owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock.

Article 2. Administration.

2.1 Composition. The Plan shall be administered by the Personnel Committee (the “Committee”) of MidSouth's Board of Directors (“Board”). The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and an “outside director” under Section 162(m) of the Code. Each member of the Committee shall also be independent within the meaning of the rules of the American Stock Exchange (“AMEX”).

2.2  Authority. The Committee shall have plenary authority to award Incentives within Plan limits, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Incentives ("Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the Plan's proper administration. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided elsewhere herein. The Committee shall not have authority to award Incentives under the Plan to directors of MidSouth who are not also full-time employees of the Company (“Outside Directors”), but Outside Directors may receive awards under the Plan as specifically provided in Article 10 hereof.

Article 3. Eligible Participants.

Key employees and directors of the Company (including officers and directors who are full-time employees and Outside Directors) shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees and directors may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act and not covered employees under Section 162(m) of the Code, the Committee may delegate its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to determine or modify performance objectives for those participants.

Article 4. Types of Incentives.

Incentives may be granted under the Plan in any of the following forms, either individually or in combination: (a) incentive stock options (“ISO”) and non-qualified stock options (“NQO”); (b) stock appreciation rights (“SARs”); (c) restricted stock; (d) performance shares; (e) restricted stock units (“RSU”); and (f) performance units.

Article 5. Shares Subject to the Plan.

5.1 Number of Shares. Subject to adjustment as provided in Article 11.5, the maximum number of shares of Common Stock available for Incentives under the Plan shall not exceed 500,000 shares of Common Stock. If a stock option, SAR or performance share granted hereunder expires or is terminated or canceled prior to exercise or payment, any shares of Common Stock that were issuable thereunder may be issued again under the Plan. If shares of Common Stock are issued as Incentives under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may be issued again under the Plan. If an Incentive is to be paid in cash by its terms, the Committee need not make a deduction from the shares of Common Stock issuable under the Plan with respect thereto. If and to the extent that an Incentive may be paid in cash or shares of Common Stock, the total number of shares available for issuance hereunder shall be decreased by the number of shares payable under such Incentive, provided that upon any payment of all or part of such Incentive in cash, the total number of shares available for issuance hereunder shall be increased by the appropriate number of shares represented by the cash payment, as determined in the sole discretion of the Committee. Additional rules for determining the number of shares granted under the Plan may be made by the Committee, as it deems necessary or appropriate.

5.2 Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

5.3 Annual Award Limits.  Unless and until the Committee determines that an Award to an eligible Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under this Plan:

a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).
b)	SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).
c)
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000) Shares.

d)
Performance Units or Performance Shares: The maximum aggregate number of Performance Units or Performance Shares that a Participant may be awarded in any one Plan Year shall be two hundred fifty thousand (250,000) Shares. As noted in Article 9.3, up to two and one-half Shares (or the cash value of two and one-half Shares) may be issued with respect to a Performance Unit or Performance Share, depending on the level of performance.

e)
Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed one million ($1,000,000) dollars determined as of the date of vesting.

f)
Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Article 10.2 in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000) Shares.

Article 6. Stock Options.

A stock option is a right to purchase shares of Common Stock from MidSouth. Stock options granted under this Plan may be ISOs or NQOs. Any option that is designated as a NQO shall not be treated as an ISO. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1 Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Article 11.5; provided that in no event shall the option price be less than the Fair Market Value of a share of Common Stock on the date of grant.

6.3 Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment under Article 11.5.

6.4 Duration and Time for Exercise. The term and exercisability of each stock option shall be determined by the Committee, which may also accelerate the exercisability of any stock option.

6.5 Repurchase. Upon approval of the Committee, MidSouth may repurchase a previously granted stock option from a participant before it has been exercised by payment to the participant of the amount per share by which the Fair Market Value (as defined in Article 13) of the Common Stock subject to the option on the date of purchase exceeds the exercise price.

6.6 Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to MidSouth specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares in United States dollars. The price may be paid (a) by cash, uncertified or certified check or bank draft, (b) by delivery of shares of Common Stock held by the optionee for at least six months in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised, (c) by delivering a properly executed exercise notice together with irrevocable instructions to a broker approved by MidSouth (with a copy to MidSouth) to promptly deliver to MidSouth the amount of sale or loan proceeds to pay the exercise price or (d) in such other manner as may be authorized from time to time by the Committee. In the case of delivery of an uncertified check upon exer-cise of a stock option, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

6.7  Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following addi-tional provisions shall apply to the grant of stock options that are intended to qualify as ISOs (as is defined in Section 422 of the Code):

a)
Any ISO agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as ISOs.

b)	All ISOs must be granted within ten years from the date on which this Plan is adopted by the Board.
c)	Unless sooner exercised, all ISOs shall expire no later than ten years after the date of grant.
d)	The option price for ISOs shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.
e)
No ISO shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

f)
The aggregate Fair Market Value (determined with respect to each ISO as of the time such ISO is granted) of the Common Stock with respect to which ISO are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company) shall not exceed $100,000. To the extent this $100,000 limitation is exceeded, the options that relate to the excess shall be treated as NQOs.

Article 7. Restricted Stock and Restricted Stock Units.

7.1 Grant of Restricted Stock or Restricted Stock Units. The Committee may award shares of restricted stock and/or RSUs to such key employees as it determines to be eligible pursuant to Article 3. An award may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the Plan. To the extent restricted stock and/or a RSU is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

7.2 The Restricted Period. At the time an award of restricted stock and/or RSU is made, the Committee shall establish a period of time during which the transfer of the shares shall be restricted (the “Restricted Period”). Each award of restricted stock and RSU may have a different Restricted Period. A Restricted Period of at least three years is required, except that if vesting of the shares is subject to the attainment of specified performance goals, a Restricted Period of one year or more is permitted. The expiration of the Restricted Period shall also occur as provided under Article 11.11.

7.3 Escrow. The participant receiving restricted stock and/or RSUs shall enter into an Incentive Agreement with MidSouth setting forth the conditions of the grant. Certificates representing shares of restricted stock and/or RSUs shall be registered in the name of the participant and deposited with MidSouth, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

“The transferability of this certificate and the shares represented by it is subject to the terms (including conditions of forfeiture) of the MidSouth Bancorp 2007 Omnibus Incentive Compensation Plan and an agreement entered into between the registered owner and MidSouth Bancorp, Inc. thereunder. Copies of the Plan and agreement are on file and available for inspection at the principal office of the Company.”

7.4 Dividends on Restricted Stock and RSUs. Any and all cash and stock dividends paid with respect to shares of restricted stock and RSUs shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5 Forfeiture. If any shares of restricted stock and/or RSUs are forfeited under the Incentive Agreement (including any additional shares that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates canceled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Article 11.5 due to a recapitalization, merger or other change in capitalization.

7.6 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Article 7.2 and in the Incentive Agreement, the restrictions applicable to the restricted stock and/or RSU shall lapse and a stock certificate for the number of shares of restricted stock and/or RSU with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant's estate, as the case may be.

7.7 Rights as a Shareholder. Subject to the Plan and to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock and/or RSUs shall have all the rights of a shareholder with respect to such stock during any period in which such stock is subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such stock.

Article 8. Stock Appreciation Rights.

A SAR is a right to receive, without payment to MidSouth, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Article 8.4. A SAR may be granted (a) with respect to any stock option granted under the Plan, either concurrently with the grant of such option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the option), or (b) alone, without reference to any related option. Each SAR granted by the Committee under the Plan shall be subject to the following terms and conditions:

8.1 Number. The SAR shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to Article 5.1 and subject to adjustment as provided in Article 11.5. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

8.2 Duration and Time for Exercise. The term and exercisability of each SAR shall be determined by the Committee. Unless otherwise provided by the Committee in the Incentive Agreement, each SAR issued in connection with a stock option shall become exercisable at the same time or times, to the same extent and upon the same conditions as the related stock option. The Committee may in its discretion accelerate the exercisability of any SAR at any time.

8.3 Exercise. A SAR may be exercised, in whole or in part, by giving written notice to MidSouth, specifying the number of SARs that the holder wishes to exercise. MidSouth shall, within 30 days of receipt of notice of exercise, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Article 8.4.

8.4 Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock that shall be issuable upon the exercise of an SAR shall be determined by dividing:

a)
the number of shares as to which the SAR is exercised multiplied by the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the Exercise Date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount equal to the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Article 11.5); by

b)	the Fair Market Value of a share of Common Stock on the Exercise Date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the Exercise Date of any or all of the shares that otherwise would be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the Exercise Date or to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

Article 9. Performance Shares and Performance Units.

A performance share or performance unit consists of an award that may be paid in shares of Common Stock or in cash, as described below. The award of performance shares and performance units shall be subject to such terms and conditions as the Committee deems appropriate.

9.1 Performance Objectives. Each performance share and performance unit will be subject to performance objectives for MidSouth or one of its subsidiaries, divisions or departments to be achieved by the end of a specified period. The Committee shall set performance goals and objectives in its discretion which, depending on the extent to which they are met, will determine the value and/or number of performance units that will be paid out to the participant. Such performance objectives are provided in Article 11.11. The number of performance shares and/or performance units awarded shall be determined by the Committee and may be subject to such terms and conditions as it shall determine. If the performance objectives as defined in Article 11.11 are achieved, each participant will be paid (a) a number of shares of Common Stock equal to the number of performance shares initially granted to him or her; (b) a cash payment equal to the Fair Market Value of such number of shares of Common Stock on the date the performance objectives are met or such other date as may be provided by the Committee or (c) a combination of shares of Common Stock and cash, as may be provided by the Committee. Notwithstanding the foregoing, unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the performance objectives achieved or waived. To the extent a performance share is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

9.2 Not a Shareholder. The award of performance shares and performance units to a participant shall not create any rights in such partic-ipant as a shareholder of MidSouth, until the payment of shares of Common Stock with respect to an award, at which time such stock shall be considered issued and outstanding.

9.3 Dividend Equivalent Payments. A performance share and performance unit award may be granted in conjunction with dividend equivalent payment rights or other such rights. Dividend equivalent payments may be made to the participant at the time of the payment of the dividend or issuance of the other right or at the end of the specified performance period or may be deemed to be invested in additional performance shares at the Fair Market Value of a share of Common Stock on the date of payment of the dividend or issuance of the right.

Article 10. Stock Options for Outside Directors

10.1 Eligibility. Each Outside Director who is serving on the date of adoption of this Plan by the shareholders or who becomes an Outside Director subsequently shall on the later of such date of adoption or the second anniversary of the date he becomes an Outside Director, be eligible to receive NQOs in an amount to be determined by the Committee.

10.2 Exercisability of Stock Options. The stock options granted to Outside Directors under this Article 10 shall become exercisable as follows:

a)	20% of the total number of shares covered by the stock options beginning one year after the date of grant;
b)	40% of the total number of shares covered by the stock options beginning two years after the date of grant, less any shares previously issued;
c)	60% of the total number of shares covered by the stock options beginning three years after the date of grant, less any shares previously issued;

d)	80% of the total number of shares covered by the stock options beginning four years after the date of grant, less any shares previously issued;
e)	100% of the total number of shares covered by the stock options beginning five years after the date of grant, less any shares previously issued;

provided, however, that such stock options shall become immediately exercisable under Article 12 hereof and in the event of death, disability causing his removal from the Board, or retirement from the Board on or after reaching age 65. No stock option granted to an Outside Director under the terms of this Article 10 may be exercised more than ten years after the date of grant.

10.3 Exercise Price. The per share exercise price of stock options granted to Outside Directors shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant.

10.4 Exercise after Termination of Board Service. If an Outside Director ceases to serve on the Board because of death, retirement on or after reaching age 65, or disability causing his removal from the Board, all stock options previously granted that are not then exercisable will expire and the options that are exercisable must be exercised within six months from the date of termination of Board service, but in no event later than ten years after the date of grant. If an Outside Director ceases to serve on the Board for any other reason, all options not then exercisable will expire and all options that are exercisable must be exercised within 90 days from the date of termination of Board service, but in no event later than ten years after the date of grant.

10.5 Certain Provisions Applicable. Articles 6.4 and 6.5 of this Plan shall apply to options granted under this Article 10.

Article 11. General.

11.1 Duration. Subject to Article 11.10, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

11.2 Transferability of Incentives. Options, SARs and performance shares granted under the Plan may not be transferred except:

a)	by will;
b)	by the laws of descent and distribution; or
c)
in the case of stock options only, if (i) with respect to options under Article 10, permitted by the Board or (ii) with respect to all options other than ISOs, permitted by the Committee and so provided in the Incentive Agreement, (iii) pursuant to a domestic relations order, as defined in the Code, (iv) to Immediate Family Members, (v) to a partnership or limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only partners or members or (vi) to a trust for the sole benefit of Immediate Family Members. “Immediate Family Members” means the spouse and natural or adopted children or grandchildren of the participant and his or her spouses. To the extent that an ISO is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a NQO.

Stock options or SARs may be exercised during the lifetime of a participant only by the participant, by the participant's guardian or legal representative or, in the case of stock options, by a permitted transferee as provided in (c) above. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

11.3 Effect of Termination of Employment or Death. If an employee participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee in the Incentive Agreement.

11.4 Additional Condition. Anything in this Plan to the contrary notwithstanding: (a) MidSouth may, if it determines it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to MidSouth a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time MidSouth further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to MidSouth.

11.5 Adjustment. In the event of any merger, consolidation or reorganization of MidSouth with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

11.6 Incentive Agreements. The terms of each Incentive other than those granted under Article 10 shall be stated in an agreement approved by the Committee.

11.7 Withholding. At any time that a participant is required to pay to the Company an amount that is the minimum required to be withheld under the applicable income tax laws in connection with the issuance of shares of Common Stock under the Plan or upon the lapse of restrictions on shares of restricted stock, the participant may, subject to the Committee's right of disapproval, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the distribution shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”).

Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election is not permitted to be made.

A participant may also satisfy his or her total tax liability related to an Incentive by delivering shares of Common Stock that have been owned by the participant for at least six months. The value of the shares delivered shall be based on the Fair Market Value of the Common Stock on the Tax Date.

11.8 No Continued Employment. No participant shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

11.9 Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

11.10 Amendment of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment or discontinuance shall change or impair, without the consent of the recipient, an Incentive previously granted; and provided further, that an amendment to materially increase the number of shares of Common Stock issuable through the Plan, materially modify the eligibility requirements or materially increase the benefits under the Plan must be approved by the shareholders of MidSouth.

11.11 Performance Objectives Defined. The Plan requires the performance goals to be based on one or more objective business criteria, which may include the following: revenue, earnings (including earnings before interest, taxes, depreciation and amortization), operating income, net income, profit margins, earnings per share, return on assets, return on equity, return on average equity, return on tangible equity, net interest margin, economic value-added, stock price, volume of business, market share, book value, expense management, cash flow, customer satisfaction, credit quality, credit performance, employee retention, compliance standards, and any other industry based criteria utilized in measuring the performance of a financial services company.

Article 12. Change of Control.

a)	A Change of Control shall mean:
1)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of more than 25% of the outstanding voting power with respect to the election of directors (“Voting Securities”); provided, however, that for purposes of this subsection (i), no Change of Control will be over as a result of acquisition of Voting Securities: (a) directly from or by the Company, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (c) by any corporation pursuant to a transaction that complies with clauses a), b) and c) of subsection (iii) of this Section; or

2)
individuals who, as of the date this Plan was adopted by the Board of Directors (the “Approval Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

3)
consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination,

i.
all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock and the Voting Securities of the Company immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this clause) and clauses b) and c), shall include a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries), and

ii.
except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

iii.
at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding options and SARs granted pursuant to the Plan shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level and waived by the Company, without the necessity of action by any person.

The Committee may take such other action with respect to an Incentive as shall be provided in an agreement with the holder thereof.

Article 13. Definition of Fair Market Value.

“Fair Market Value” of Common Stock shall be determined for purposes of this Plan, as follows: (a) if it is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share on such exchange or quotation system on the applicable date, or if no sale shall have been made on that day, on the next preceding day on which there was a sale; (b) if it is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if it is not regularly quoted, the fair market value of a share on the applicable date as established by the Committee in good faith.

SAMPLE BALLOT FOR MIDSOUTH BANCORP, INC. ANNUAL MEETING TO BE HELD ON 5-30-07 AT 1:00 P.M. CDT FOR HOLDERS AS OF MARCH 31, 2007- CUSIP NO. 598039105

1.	Election of Class II Directors
Nominees:	Will Charbonnet, Sr.
Clayton Paul Hilliard
Stephen C. May
Joseph V. Tortorice, Jr.

Election of Class I Directors
Nominee:	Timothy J. Lemoine

Election of Class III Directors
Nominee:	R. Glenn Pumpelly

___	FOR all nominees listed except as marked to the contrary

___	WITHHOLD authority for all nominees

___	If you wish to withhold authority to vote for certain of the nominees listed, strike through the nominee(s) names.

2.	Approval of MidSouth's 2007 Omnibus Incentive Compensation Plan
___	FOR

___	AGAINST

___	ABSTAIN

3.	In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named and FOR approval of the MidSouth's 2007 Omnibus Incentive Compensation Plan.

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Dated:	2007

Signature of Shareholder

Signature (if jointly owned)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD TO THE COMPANY PROMPTLY USING THE ENCLOSED ENVELOPE.

PROXY
MIDSOUTH BANCORP, INC.
May 30, 2007
Annual Meeting of Shareholders

THIS PROXY IS SOLOCITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sammy Baudoin, Barbara Hightower, Raymond F. Mikolajczyk or any of them, proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of MidSouth Bancorp, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of the shareholders of the Company to be held on May 30, 2007 and at any and all adjournments thereof.